Exhibit 10.1

February 8, 2006

PERSONAL AND CONFIDENTIAL

Wayne Inouye

43 Golden Eagle

Irvine, California 92603

Re:	Separation of Employment

Dear Wayne:

This letter (“Agreement”) will serve to confirm the agreement and understanding we have reached regarding the termination of your employment with Gateway, Inc. and its affiliates (“Gateway” or the “Company”), effective February 8, 2006. In that regard, we have agreed as follows:

1.	Termination of Employment.

Your last day of employment will be February 8, 2006 (“Separation Date”). Regardless of whether you sign this Agreement, all earned wages and accrued, yet unused, vacation, through the Separation Date, will be paid to you.

2.	Resignation as Director.

By signing below, you hereby resign as a member of Gateway’s Board of Directors, effective immediately, without regard to the Effective Date (as defined below).

3.	Separation Pay and Other Benefits.

A.	The Company will pay you separation pay in a lump sum amount that is the equivalent of twelve (12) months’ base salary: seven hundred twenty thousand dollars ($720,000), less legally required withholdings and deductions (the “Separation Pay”). The Separation Pay will be direct deposited in accordance with Clause H hereof.

B.

Should the Company pay a quarterly bonus for, or annual bonus that takes into account, the first quarter of fiscal year 2006 as a result of the Company’s achievement of the performance goals determined by the Company’s Compensation Committee in its sole discretion, you will receive a prorated portion (reflecting the period from January 1, 2006 through the Separation Date, and based on a maximum annualized target bonus of $792,000 if you had remained with the Company through the end of 2006) of the bonus you would

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have received with respect to such quarter, payable in accordance with the Company’s normal practice regarding payment of a bonus. Such bonus amount, if any, shall be a prorated portion of the amount which would have otherwise been payable to you had you remained a Gateway employee on the date of distribution but shall not include payment of any discretionary bonus to Gateway’s employees.

C.	Any unvested stock options held by you as of the Separation Date shall become fully vested and exercisable within fifteen (15) days after the Effective Date. Such stock options shall be exercisable in accordance with the stock option grant documents for 90 days after the Separation Date.

D.	The Company shall maintain health insurance for you and your eligible dependents for thirty-six (36) months following the Separation Date. Such insurance may be, at Company’s option, (1) Company’s group health insurance made available to you pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); or (2) other health insurance benefits substantially similar to those which you would otherwise have been entitled to receive under the Company’s group health insurance plan. The premiums for such coverage shall be paid by the Company. You acknowledge and agree that all such arrangements shall be in full satisfaction of the Company’s obligations under COBRA.

E.	Nothing in this Agreement shall constitute a waiver of any benefits which are already vested as of the Separation Date, under any Company 401(k) or employee welfare benefit plan, or any Company option or restricted share agreements, and you shall remain fully entitled to all such benefits, if any, in accordance with the terms of the applicable plan or agreement.

F.	Your final expense report for any outstanding reimbursable expenses must be received no later than 30 days following the Separation Date. Gateway will reimburse you for business mileage and expenses incurred in accordance with Company policy through the Separation Date.

G.	Other than the amounts set forth in this Agreement, you are not eligible for, and will not receive, any other compensation or benefit following the Separation Date (including, but not limited to, bonuses, incentives, stock option grants, vacation, sick pay, insurance (including disability and life), expense reimbursement and/or other employee benefits).

H.	To avoid imposition of the 20% tax imposed under Section 409A of the Internal Revenue Code of 1986, as amended, the payment described in Clause A hereof shall be deferred until the earlier of the six month anniversary of your Separation Date and such other date after the Effective Date you request such payment be made (the “Suspension Period”). Such payment shall be paid to you in a lump sum as soon as reasonably practicable after the end of the Suspension Period.

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I.	Notwithstanding anything to the contrary contained in this Agreement, your January 30, 2004 Employment Agreement, your January 30, 2004 Non-Competition Agreement (the “Non-Compete Agreement”) or any other agreement, you shall not be prohibited from engaging in, or providing assistance to, any person, entity or business (including any person, entity or business that competes with the Company or its affiliates) after December 31, 2006, subject to your compliance with Section 8 hereof.

J.	From and after your Separation Date, you shall continue to be entitled to indemnification in accordance with the terms of the Company’s Certificate of Incorporation and Bylaws (as in effect on the date hereof) and any other arrangement or agreement in effect on the date hereof that provides similar rights.

K.	The Company shall reimburse you for attorney’s fees incurred by you in connection with the negotiation and implementation of this Agreement, up to a maximum amount of $20,000.

L.	During the 90-day period following your Separation Date, you shall continue to participate in the Company’s employee discount purchase program.

4.	Transition Assistance; Cooperation.

During the 90-day period following your Separation Date, you agree to provide reasonable assistance to transition your Gateway responsibilities. You agree to make yourself reasonably available to provide such services by telephone or by pre-arranged meetings, in each case, at mutually acceptable times and, as applicable, locations.

By signing below, you specifically represent and warrant to the matters set forth in Schedule 1. You also agree, promptly (but in no event more than 3 business days) after delivery to you of the Company’s draft Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (the “2005 10-K”), to provide good faith comments, if any, to the 2005 10-K (including such comments, the “Modified 10-K”), and (i) to provide certifications to the Company with respect to the Modified 10-K substantially in the forms that would be required of the Company’s certifying officers pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, and (ii) to provide representations to the Company (and, if requested by the Company, to Deloitte & Touche LLP) with respect to the audit of the Company’s consolidated financial statements contained in the Modified 10-K as of and for the period ended December 31, 2005 and the related attestation report regarding control over financial reporting substantially in the form of the representation letter to Deloitte & Touche LLP to be signed by other officers of Gateway. Gateway agrees not to provide any such certifications or representations to any third parties, other than to the Company’s auditors, attorneys and other agents or to regulatory or governmental authorities.

You also agree that from the Separation Date and thereafter you will cooperate fully with Gateway in providing information as well as truthful testimony as a witness or a declarant in connection with any present or future judicial, governmental, administrative, or

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arbitration proceedings with respect to which you have relevant information. To the extent practicable, such assistance shall be provided at times and places that are mutually convenient to both you and the Company; Gateway shall pay the cost of reasonable business expenses (including transportation, hotel, and similar expenses, upon presentation of receipts and in accordance with Gateway’s travel policies) incurred by you in connection with providing such assistance.

5.	Non-disparagement.

You agree that you will not criticize, disparage, denigrate, or speak adversely of, or disclose negative information about, the operations, management, or performance of the Company or about any director, officer, employee or agent of the Company. The intent of this provision is to ensure that the goodwill and reputation of Gateway or its employees is not impaired. The Company agrees that none of the Company, its subsidiaries, affiliates or their respective directors or executive officers will criticize, disparage, denigrate, or speak adversely of, or disclose negative information about, you. Notwithstanding the foregoing, nothing in this Section shall prevent any person or entity from (i) responding publicly to any incorrect, disparaging or derogatory public statement to the extent reasonably necessary to correct or refute such public statement or (ii) making any truthful statement to the extent (x) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (y) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information.

6.	Full Understanding and Voluntary Acceptance.

Gateway advises you to consult an attorney prior to executing this Agreement. In entering into this Agreement, you agree that you have had the opportunity to seek the advice of an independent attorney of your own choice, and that you understand all the terms of this Agreement. You are executing this Agreement voluntarily with full knowledge of its significance.

7.	Return of Property.

A.	By signing this Agreement, and except as set forth in clause D, you confirm that, promptly after the Separation Date, you will deliver to the Company:

(1)	all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company and/or its affiliates, and any and all business dealings of said persons and entities, including all copies thereof.

(2)	all Company property or equipment that you have been issued during the course of your employment or which you otherwise currently possesses,

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including, but not limited to, any computers, cellular phones, Blackberries, Palm Pilots, pagers, keys, badges, network access tokens, and credit cards.

B.	Except as set forth in clause D, you acknowledge that you are not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and are not authorized to retain any other property or equipment of the Company and/or its affiliates.

C.	You agree to promptly forward to the Company any non-public business information regarding the Company and/or any of its affiliates that is inadvertently directed to you following the Separation Date.

D.	Anything to the contrary notwithstanding, nothing in this Section 6, your January 30, 2004 Employment Agreement or any other policy or arrangement shall prevent you from retaining a home computer and security system, papers and other materials of a personal nature, including copies of your personal diaries, calendars and Rolodexes, information relating to your compensation or relating to reimbursement of expenses, information that you reasonably believe may be needed for tax purposes, and copies of plans, programs and agreements relating to your employment. Nothing in this clause D shall affect your obligations under Section 10(d) or Section 10(e) of your January 30, 2004 Employment Agreement (as incorporated herein pursuant to Section 8 below).

8.	Survival of Employment Agreement Provisions.

You also acknowledge and agree that the following provisions of your January 30, 2004 Employment Agreement and the Non-Compete Agreement shall remain in full force and effect and are hereby incorporated by reference:

(1)	Section 10, entitled “Exclusive Services, Non-Solicitation and Non-Disclosure of Confidential Information” (inclusive of subparts (a)-(h)); provided that the obligations described in Section 10(a), 10(c) and the first sentence of Section 10(b) shall expire and be of no further force or effect on December 31, 2006.

(2)	Section 12, entitled “All Developments the Property of the Company.”

(3)	Section 17, entitled “Successor in Interest.”

(4)	Section 19, entitled “Arbitration of Disputes.”

(5)	The Non-Compete Agreement; provided that Sections 1.2 and 1.4 of the Non-Compete Agreement shall expire and be of no further force or effect on December 31, 2006.

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9.	General Release of Claims; No Knowledge of Wrongdoing; Indemnification.

A.	In exchange for the consideration provided herein, you agree to, and by signing this Agreement do, forever waive and release Gateway, Inc., and each of its affiliated or related entities, divisions, parents, subsidiaries, licensees, shareholders, officers, directors, employees, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all known and unknown claims, rights, actions, complaints, charges, liabilities, obligations, promises, agreements, causes of action, suits, demands, damages, costs, losses, debts, and expenses of any nature whatsoever which you ever had, now have, or may claim to have against any of the Released Parties related to your employment with the Company, including, without limitation, any claim arising out of (i) any aspect of your employment or the termination of your employment relationship with the Company; (ii) any restrictions on the right of the Company to terminate your employment or any employment agreement with you; (iii) any agreement, understanding or inducement, oral or written, express or implied, between you and any of the Released Parties related to your employment by the Company or the termination of your employment relationship, including any employment agreement; (iv) any royalty, right, title, or interest to any Company intellectual property; and/or (v) any federal, state or governmental constitution, statute, regulation or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the California Family Rights Act, the California Labor Code and the California Fair Employment and Housing Act; provided, however, that this release does not (a) affect rights or claims that may arise after the date it is executed; (b) waive rights or claims arising out of this Agreement; (c) waive or release any vested benefits under the Company’s 401(k) plan or other benefit program (other than any severance benefit program) of the Company or its affiliates; or (d) affect any rights you may have under Article XI of the Company’s Certificate of Incorporation (as in effect on the date hereof), Section 8 of the Company’s Bylaws (as in effect on the date hereof) or other rights you may have to indemnification or contribution from the Company or its affiliates (such rights being determined without giving effect to any changes adverse to you after the date hereof in the Company’s bylaws or other policies, practices or arrangements pursuant to which rights to indemnification or contribution are extended to directors, officers or employees of the Company or its affiliates).

B.	Further, you waive and relinquish all rights and benefits you may have under Section 1542 of the California Civil Code which reads as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

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C.	You represent that you have no knowledge of any unlawful employment practices or acts of employment discrimination by Gateway against you. You specifically acknowledge that you have: (a) no gender, age, race, ethnicity, national origin, religion, or disability claims; and (b) no knowledge of any wrongdoing by Gateway regarding improper or false claims to a federal or state governmental agency (other than such claims, if any, which you may have reported to the Gateway Ethics HelpLine or the Gateway Law Department).

10.	Non-Admission.

Nothing contained in this Agreement shall be considered an admission of any liability whatsoever by either party.

11.	Severability.

Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.

12.	Entire Agreement.

This Agreement (including the provisions incorporated by reference into Section 8 hereof) constitutes the entire agreement between you and Gateway pertaining to the subject matter hereof and supersedes any and all prior agreements, understandings, negotiations and discussions, whether oral or written, pertaining to the subject matter hereof.

13.	Signature and Revocation Periods.

So that you can review this Agreement as you deem appropriate, the Company advises you as follows: (i) this Agreement does not waive any rights or claims that may arise after it is executed by you; (ii) you will have twenty-one (21) days to consider this Agreement, although you may sign it sooner than that if you so desire; (iii) you should consult with an attorney if you desire before executing this Agreement; and (iv) you also retain the right to revoke this Agreement (other than Section 2) at any time during the seven (7)-day period following execution of the Agreement. This Agreement shall not become effective or enforceable until such seven (7)-day period has expired (“Effective Date”), except that Section 2 of this Agreement shall be effective immediately on the date hereof.

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By signing below, you voluntarily accept the terms contained in this Agreement. Please return the original to Mike Tyler, Gateway General Counsel, at your earliest convenience.

Sincerely,

GATEWAY, INC.

By:	/s/ Michael R. Tyler
Michael R. Tyler
Senior Vice President, Chief Legal & Administrative Officer

I HAVE READ, UNDERSTAND AND VOLUNTARILY AGREE TO THE ABOVE.

/s/ Wayne Inouye	2/08/06
Wayne Inouye	Date

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Schedule 1

Representations and Warranties

I hereby represent and warrant, to the best of my actual knowledge and belief:

(1)	The financial and other information contained in Gateway’s quarterly and annual reports filed during my employment with Gateway, as of the date of filing of such reports, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading .

(2)	There are no transactions between Gateway or its subsidiaries with me (or any parties related to me), Mr. Lap Shun (“John”) Hui (or any parties known to me to be related to him) or Mr. Bun (“Ben”) Wong (or any parties known to me to be related to him), that would be required to be publicly disclosed by Gateway in an SEC filing that have not been so disclosed.

(3)	I have not entered into any agreements on behalf of Gateway in contravention of Gateway policies.

(4)	To my knowledge, no violation of law has occurred that would have a material adverse effect on the financial statements or the financial position of Gateway, and there has been no fraud of any magnitude (including fraud resulting in immaterial misstatements) on the part of Gateway’s senior management, with the exception of such issues, if any, which have been previously disclosed to the Board of Directors of Gateway or the audit committee of the Board of Directors.

(5)	The representations in the letters to Deloitte & Touche LLP signed by me in connection with financial information contained in Gateway’s SEC filings were, as of the dates of such letters, accurate in all material respects.

(6)	The Company’s Current Report on Form 8-K, dated February 2, 2006 and furnished to the SEC (the “Earnings 8-K”), as of the date the Earnings 8-K was furnished to the SEC, did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Earnings 8-K.

(7)	During the period of my employment, Gateway’s chief financial officer and I were responsible for establishing and maintaining disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) for Gateway, and:

(a)	we have designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to Gateway, including its consolidated subsidiaries, is made known to us by others within those entities, particularly with respect to the period from January 1, 2005 to December 31, 2005;

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(b)	we have designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	we have evaluated the effectiveness of Gateway’s disclosure controls and procedures, and I am aware of no change since September 30, 2005 in our conclusions at September 30, 2005 about the effectiveness of the disclosure controls and procedures, as of December 31, 2005; and

(d)	I am aware of no change in Gateway’s internal control over financial reporting that occurred during the fiscal quarter ended December 31, 2005 that has materially affected, or is reasonably likely to materially affect, Gateway’s internal control over financial reporting.

(8)	I have disclosed, based on the most recent evaluation by me of internal control over financial reporting, to Gateway’s auditors and the audit committee of Gateway’s board of directors (or persons performing the equivalent function):

(a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting of which I was aware which are reasonably likely to adversely affect Gateway’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, of which I was aware that involves management or other employees who have a significant role in Gateway’s internal control over financial reporting.

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